Exhibit 11

Calculation of Earnings per Common Share
For the Quarter Ended August 31, 1997

                                                  Primary     Fully Diluted
                                              -----------------------------
CSE's:
  Common Stock                                  4,100,420         4,100,420
  Series 2 Preferred (CSE)                        970,450           970,450

  Debentures (non-CSE):
    # bonds                                           189               189
    x conversion rate                                 200               200
                                              -----------------------------
    # shares under bonds outstanding               37,800            37,800
    x exercise price                                    5                 5
                                              -----------------------------
    = cash generated                              189,000           189,000
Market price of common stock:
    Average                                   $    0.2864
    Closing                                                     $   0.23375

# treasury shares that could be repurchased       659,929           808,556
                                              -----------------------------
Incremental # shares                                    0                 0

  Warrants & options:
    # options & warrants outstanding            5,360,000         5,360,000
    x exercise price = cash generated           2,458,818         2,458,818

Market price of common stock:
  Average                                     $    0.2864
  Closing                                                       $   0.23375

# treasury shares that could be repurchased     8,585,432        10,519,008
                                              -----------------------------
Incremental # shares                                    0                 0
                                              -----------------------------

Total CSE                                       4,100,420         4,100,420
                                              =============================
Debentures "if converted"                                            37,800
                                                                ===========

EARNINGS PER SHARE:
  Net income                                       61,242            61,242
  Subtract:  preferred stock dividends             87,342            87,342
                                              -----------
  Add:  interest expense on non-CSE debt                              4,489
                                              -----------------------------
                                                  (26,100)          (21,611)
  Divided by #CSEs + non-CSE debt               4,100,420         4,138,220
                                              -----------------------------
    EPS                                             (0.00)            (0.00)
                                              =============================

  Net income                                       61,242            61,242
  Add:  interest expense on non-CSE debt                              4,489
                                              -----------------------------
                                                   61,242            65,731
  Divided by #CSEs + non-CSE debt               5,070,870         5,108,670
                                              -----------------------------
    EPS                                              0.01              0.01
                                              =============================


(Preferred Stock is anti-dilutive so it is not included in EPS.)
(Debt is determined to be non-CSE due to the interest rate test.)